Designated Filer:	Brookfield Retail Holdings LLC
Issuer & Ticker Symbol:	The Howard Hughes Corporation (HHC)
Date of Event Requiring Statement:	November 9, 2010

Exhibit 99.2 - Joint Filer Information
Joint Filers:

1. Name:	Trilon Bancorp Inc.
Address:	181 Bay Street, P.O. Box 762
Toronto, Canada M5J 2T3

2. Name:	Brookfield Asset Management Private Institutional Capital Adviser (Canada) LP
Address:	Three World Financial Center
200 Vesey Street, New York, New York 10281

3. Name:	Brookfield Private Funds Holdings Inc.
Address:	Three World Financial Center
200 Vesey Street, New York, New York 10281